Exhibit 3.1

TSR, INC.AND SUBSIDIARIES

EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL TIME SHARING SERVICES, INC.

* * * * *

FIRST. The name of the corporation is INTERNATIONAL TIME SHARING SERVICES, INC.

SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is:

To own, operate and lease computer and other data processing equipment, either on a time-sharing basis by itself or otherwise, and to own, operate, or in any way deal or engage in the business of a service bureau, rendering programing, computer and other data processing services, and to engage in the business of management consultants and in the business of rendering business marketing and technical analysis in all phases of business operations, to and for all kinds of business enterprises.

To build, purchase or otherwise acquire, lease, own, hold, use, improve, equip, maintain, mortgage or otherwise encumber, sell or otherwise dispose of, convey, assign, and lease, factories, shops, offices, warehouses, buildings, and structures of every kind and description.

To engage in any lawful act or activity for which corporations say be organized under the General Corporation Law of Delaware.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political sub-division or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is two million (2,000,000) and the par value of each of such shares is One Cent (1¢), amounting in the aggregate to Twenty Thousand Dollars ($20,000.00).

FIFTH. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
B. J. Consono	100 West Tenth Street
Wilmington, Delaware

F. J. Obara, Jr.	100 West Tenth Street
Wilmington, Delaware

A. D. Grier	100 West Tenth Street
Wilmington, Delaware

SIXTH. The corporation is to have perpetual existence.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, and its board of directors shall deem expedient and for the best interests of the corporation.

EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as-may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

TENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 25th day of February, 1969.

/s/ B. J. Consono

/s/ F. J. Obara, Jr.

/s/ A. D. Grier

STATE OF DELAWARE	)
) ss:
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED that on this 25th day of February, 1969, personally came before me, a Notary Public for the State of Delaware, B. J. Consono, F. J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

Notary Public

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL TIME SHARING SERVICES, INC.

BEFORE PAYMENT OF CAPITAL

* * * * *

WE, THE UNDERSIGNED, being all of the incorporators of INTERNATIONAL TIME SHARING SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That Article “First” of the Certificate of Incorporation be and it hereby is amended to read as follows:

“First. The name of the Corporation is TIME SHARING SERVICES, INC.”

SECOND: That the corporation has not received any payment for any of its stock.

THIRD: That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have signed this certificate this 28th day of March, 1969.

/s/ B. J. Consono

/s/ F. J. Obara, Jr.

/s/ A. D. Grier

STATE OF DELAWARE	)
) ss:
COUNTY OF NEW CASTLE	)

BE IT REMEMBERED that on this 28th day of March, 1969, personally came before me a Notary Public for the State aforesaid, B. J. Consono, F. J. Obara, Jr. and A. D. Grier, all of the incorporators of the foregoing corporation, known to me personally to be such and severally acknowledged the said amended certificate to be the act and deed of the signers respectively, and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

Notary Public

CERTIFICATE OF AMENDMENT

-of-

CERTIFICATE OF INCORPORATION

-of-

TIME SHARING SERVICES, INC.

TIME SHARING SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED: that the Certificate of Incorporation of this corporation, as amended, be further amended by changing the Article thereof numbered “FIRST” so that as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation is: TIME SHARING RESOURCES, INC.”

SECOND: The aforesaid amendment has been approved by vote of the holders of a majority of the issued outstanding stock entitled to vote at a meeting of shareholders duly held pursuant to the provisions of Section 222 of the General Corporation Law of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

FOURTH.: That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said TIME SHARING RESOURCES, INC., caused its corporate seal to be hereunto affixed and this Certificate to be signed by Joseph F. Hughes, its President, and attested by Joseph Kaczmarick, its Secretary, this 27th day of May, 1969.

TIME SHARING RESOURCES, INC.

By	/s/ Joseph F. Hughes
Joseph F. Hughes, President

ATTEST:

/s/ Joseph Kaczmarick
Joseph Kaczmarick, Secretary

_________________	)
) ss:
COUNTY OF NEW YORK	)

BE IT REMEMBERED that on this 27th day of May, 1969, personally came before me Belle Oringel, a Commissioner of Deeds, in and for the County and State aforesaid, JOSEPH F. HUGHES, President and JOSEPH KACZMARICK, Secretary of TIME SHARING SERVICES, INC., a corporation of the State of Delaware, the corporation described in and which executed the foregoing certificate, known to me personally to be such, and they, the said JOSEPH F. HUGHES as such President and JOSEPH KACZMARICK as such Secretary, duly executed said certificate before me and acknowledged the said certificate to be their acts and deeds and the acts and deeds of said corporation; that the said signatures of said President and Secretary of said corporation to said foregoing certificate are in the handwriting of said President and Secretary of said corporation respectively, and that the seal affixed to said certificate is the common or corporate seal of said corporation, and that the facts stated therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand of office the day and year aforesaid.

/s/ Belle Oringel
Commissioner of Deeds

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * *

TIME SHARING RESOURCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of TIME SHARING RESOURCES, INC., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation to increase the authorized number of shares of Common Stock, from 2,000,000 to 4,000,000 and to create a class of Preferred Stock of 1,000,000 shares, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That Article “Fourth” of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FOURTH: (a) The total number of shares which the corporation shall have authority to issue is five million (5,000,000) shares divided into classes as follows: four million (4,000,000) shares shall be Common Stock having a par value of One Cent (¢1) per share and one million (1,000,000) shares shall be Preferred Stock having a par value of One Dollar ($1.00) per share, having such voting powers or no voting powers, designations, preferences and relative participating optional or other special rights, and qualifications, limitations or restrictions thereof as may be fixed by resolution of the Board of Directors.

(b) The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the preferred shares in series, and by filing a certificate pursuant to the Delaware Corporation Law, to establish the number of shares to be included in each such series, and to fix voting powers, designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of the shares of each of such, series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(g) Any other relative rights, preferences and limitations of that series.”

TIME SHARING RESOURCES, INC.

By	/s/ Joseph F. Hughes
Joseph F. Hughes,
Chief Executive Officer & President

ATTEST:

/s/ Joseph Kaczmarick
Joseph Kaczmarick Secretary

[Corporate Seal]

Dated: September 19, 1983

STATE OF NEW YORK	)
) ss:
COUNTY OF WESTCHESTER	)

BE IT REMEMBERED, that on this 19th day of September 1983, personally came before me, a Notary Public in and for the County and State aforesaid, JOSEPH F. HUGHES, Chief Executive Officer and Joseph Kaczmarick, Secretary of TIME SHARING RESOURCES, INC., a corporation of the State of Delaware, and they duly executed said certificate before me and acknowledged the said certificate to be their acts and deeds and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate is the common or corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

/s/ Frank Geller
Notary Public

(Notarial Seal)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TIME SHARING RESOURCES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Time Sharing Resources, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking of Article “FIRST” thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation is:

TSR, INC.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on January 26, 1984.

/s/ Joseph F. Hughes
Joseph F. Hughes, President

ATTEST:

/s/ Joseph Kaczmarick
Joseph Kaczmarick - Secretary

STATE OF NEW YORK	)
) ss:
COUNTY OF NASSAU	)

BE IT REMEMBERED that, on January 26, 1984, before me, a Notary Public duly authorized by law to take acknowledgment of deeds, personally came JOSEPH F. HUGHES, President of Time Sharing Resources, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

GIVEN under my hand on January 26, 1984.

Notary Public

Notarial Seal

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TSR, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

I, Joseph F. Hughes, President and Chairman of the Board of TSR, INC., a Corporation existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST: That the name of the Corporation is TSR, INC (hereinafter called the “Corporation’’).

SECOND: That the Certificate of Incorporation of the Corporation has been amended as follows:

A. Article FOURTH, Section A thereof shall be deleted in its entirety and replaced with the following:

“FOURTH: A. The total number of shares which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares, of which twenty-five million (25,000,000) shares shall be common stock, having a par value of One Cent (1¢) per share, and one million (1,000,000) shares shall be preferred stock, having a par value of One Dollar ($1.00) per share, having such voting powers or no voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as may be fixed by resolution of the Board of Directors.”

B. The following shall be added as the second paragraph under Article Fifth:

“Terms of Directors. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, shall be classified, with respect to the term for which they hold office, into three classes, as nearly equal in number as possible. The initial Class III Director shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.”

C. The following shall be added as the third paragraph under Article Fifth.

“Vacancies. Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned so as to maintain each class as nearly equal in number as possible; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.”

D. The following shall be added as a new paragraph at the end of Article Tenth:

“Amendment of Certificate of Incorporation. The affirmative vote of not less than two-thirds of the voting stock eligible to be cast by holders of voting stock, shall be required to amend or repeal the provisions of the second and third paragraphs of Article Fifth, this last paragraph of Article Tenth, Article Eleventh or Article Twelfth of this Certificate of Incorporation.”

E. The following shall be added as Article Eleventh:

“Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.”

F. The following shall be added as Article Twelfth of the Certificate

“Amendment of By-laws. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors. In addition, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the voting stock eligible to be cast by holders of voting stock on such amendment or repeal; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting stock present and entitled to vote on such amendment or repeal.”

THIRD: The amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 27 day of October, 1997.

TSR, INC.

By:	/s/ Joseph F. Hughes
	Name:	Joseph F. Hughes
	Title:	President and Chairman of the Board

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TSR, INC.

TSR, Inc., a corporation organized and existing under the Laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is TSR, Inc.

2. The Certificate of Incorporation of the Corporation (under the name Time Sharing Resources, Inc.) was filed with the Secretary of State of the State of Delaware on February 25, 1969. Certificates of Amendment were filed with the Secretary of the State of Delaware on March 28, 1969, June 2, 1969. September 22, 1983, February 27, 1984, July 27, 1984 and October 29, 1997.

3. The amendment of the Certificate of Incorporation set forth herein has been duly adopted by the Board of Directors of the Corporation pursuant to Sections 141(f) and 242 of the DGCL and consent of the stockholders has been given in accordance with the provisions of Section 242 of the DGCL.

4. The Certificate of Incorporation is hereby amended by deleting Section A of Article Fourth, in its entirety and replacing such Section with the following:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is thirteen million (13,000.000) shares. Twelve million five hundred thousand (12,500,000) shares shall he Common Stock, each having a par value of one cent ($0.01). Five hundred thousand (500,000) shares shall be Preferred Stock, each having a par value of one dollar ($1.00). Effective as of 5:00p.m., Eastern time, on the date this Certificate of Amendment of the Article of Incorporation is filed with the Secretary of State of the State of Delaware, each two shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the NASDAQ Capital Market on the last business day before the date this Certificate of Amendment of the Articles of Incorporation is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation and on behalf of the Corporation in the capacity specified under the undersigned’s name, has duly executed this Certificate of Amendment as of November 29, 2010.

/s/ John Sharkey
Name:	John Sharkey
Title:	Vice President, Finance

CERTIFICATE OF DESIGNATIONS

OF

CLASS A PREFERRED STOCK, SERIES ONE

OF

TSR, INC.

I, Christopher Hughes, President and Chief Executive Officer of TSR, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Act”), in accordance with provision 103 of the Act, DO HEREBY CERTIFY that: pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and pursuant to the Act the Board of Directors on August 29, 2018 adopted the following resolution which creates a series of thirty thousand (30,000) shares of Preferred Stock designated as Class A Preferred Stock, Series One.

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Class A Preferred Stock, Series One” (the “Series One Preferred Stock”) and the number of shares constituting such series shall be thirty thousand (30,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series One Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and (ii) a preferential cash dividend (the “Preferential Dividends”), if any, on the first day of March, June, September and December of each year (each a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount (except in the case of the first Quarterly Dividend Payment Date if the date of the first issuance of Series One Preferred Stock is a date other than a Quarterly Dividend Payment Date, in which case such payment shall be a prorated amount of such amount) equal to $50.00 per share of Series One Preferred Stock less the per share amount of all cash dividends declared on the Series One Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series One Preferred Stock. In the event the Corporation shall, at any time after the issuance of any share or fraction of a share of Series One Preferred Stock, make any distribution on the shares of Common Stock of the Corporation, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of shares of Common Stock or other capital stock of the Corporation or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value (as hereinafter defined) of such share), then, and in each such event the Corporation shall simultaneously pay on each then outstanding share of Series One Preferred Stock of the Corporation a distribution, in like kind, of 100 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series One Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as “Participating Dividends” and the multiple of such cash and noncash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.” In the event the Corporation shall at any time after August 29, 2018 (the “Effective Date”) declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, or issue any of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series One Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or noncash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series One Preferred Stock.

(C) Preferential Dividends shall begin to accrue on outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series One Preferred Stock. Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the shares of Series One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 3. Voting Rights. The holders of shares of Series One Preferred Stock shall have the following voting rights:

(A) Subject to the provisions for adjustment hereinafter set forth, each share of Series One Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of Series One Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.” In the event the Corporation shall at any time after the Effective Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, or issue any of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series One Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation, as amended, or Amended and Restated By-Laws, as amended, the holders of shares of Series One Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) In the event that the Preferential Dividends accrued on the Series One Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of Preferred Stock of the Corporation of all series (including the Series One Preferred Stock), other than any series in respect of which such right is expressly withheld by the Certificate of Incorporation, as amended, or the authorizing resolutions included in the Certificate of Designations therefor, shall have the right, at the next meeting of stockholders called for the election of directors, to elect two members to the Board of Directors, which directors shall be in addition to the number required by the Amended and Restated By-Laws prior to such event, to serve until the next Annual Meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Series One Preferred Stock shall have been paid (or irrevocably set aside for payment) in full. The holders of shares of Series One Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Series One Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such stockholders, and vacancies in such directorships may be filled only by such stockholders (or by the remaining directors elected by such stockholders, if there be any) in the manner permitted by law; provided, however, that any such action by stockholders shall be taken at a meeting of stockholders and shall not be taken by written consent thereto.

(D) Except as otherwise required by the Certificate of Incorporation, as amended, or the Amended and Restated By-laws, as amended, or set forth herein, holders of Series One Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends or Participating Dividends are in arrears or the Corporation shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series One Preferred Stock may have in such circumstances, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series One Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series One Preferred Stock, unless dividends are paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series One Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series One Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series One Preferred Stock, or any shares of stock ranking on a parity with the Series One Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall, determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any Subsidiary (as hereinafter defined) of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Corporation shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are Beneficially Owned, directly or indirectly, by the Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

(C) The Corporation shall not issue any shares of Series One Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of August 29, 2018 between the Corporation and Continental Stock Transfer & Trust Company, a copy of which is on file with the Secretary of the Corporation at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Corporation from issuing for any purpose, any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Series One Preferred Stock.

Section 5. Reacquired Shares. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series One Preferred Stock unless the holders of shares of Series One Preferred Stock shall have received, subject to adjustment as hereinafter provided, (A) $100 ($1.00 per one one-hundredth of a share) plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) if greater than the amount specified in clause (i)(A) of this sentence, an amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series One Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series One Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series One Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series One Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the “Participating Liquidation Amount” and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Corporation applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Liquidation Multiple.” In this event the Corporation shall at any time after the Effective Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, or issue any of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series One Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Certain Reclassifications and Other Events.

(A) In the event that holders of shares of Common Stock of the Corporation receive after the Effective Date, in respect of their shares of Common Stock any share of capital stock of the Corporation (other than any share of Common Stock of the Corporation), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a “Transaction”), then, and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series One Preferred Stock shall be adjusted so that after such event the holders of Series One Preferred Stock shall be entitled, in respect of each share of Series One Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(B) In the event that holders of shares of Common Stock of the Corporation receive after the Effective Date, in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series One Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(C) In the event that holders of shares of Common Stock of the Corporation receive after the Effective Date in respect of their shares of Common Stock any right or warrant to purchase capital stock of the Corporation (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Corporation, (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Corporation of the shares of Series One Preferred Stock shall each be adjusted so that after such event each holder of a share of Series One Preferred Stock shall be entitled, in respect of each share of Series One Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distribution upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the “Discount Fraction” shall be a fraction the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or wan ant distributed to holders of shares of Common Stock of the Corporation as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

(D) For purposes of this Certificate of Designations, the “Fair Market Value” of a share of capital stock of the Corporation (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Corporation to take into account ex-dividend or post-effective date trading. The closing price for any day shall be the last sale price, regular way, or, in case, no such sale takes place on such day, the average of the closing bid and asked prices, regular way as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the., over-the counter market, as reported by the NASDAQ Capital Market or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Corporation. The term “Trading Day” shall mean a day in which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the any such national securities exchange as may be selected by the Board of Directors of the Corporation is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, “Fair Market Value” shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Corporation. In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Corporation.

Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series One Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

Section 9. Effective Time of Adjustments.

(A) Adjustments to the Series One Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(B) The Corporation shall give prompt written notice to each holder of a share of Series One Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Corporation of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

Section 10. No Redemption. The shares of Series One Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof Notwithstanding the foregoing sentence of this Section, the Corporation may acquire shares of Series One Preferred Stock in any other manner permitted by law, the provisions hereof and the Certificate of Incorporation, as amended, of the Corporation.

Section 11. Ranking. Unless otherwise provided in the Certificate of Incorporation, as amended, of the Corporation or a Certificate of Designations relating to a series of preferred stock of the Corporation established after the issuance of any share of Series One Preferred Stock or any right, warrant, or option providing for the issuance thereof, the Series One Preferred Stock shall rank, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, (i) junior to all other series of the Corporation’s Preferred Stock and (iv) senior to the Common Stock.

Section 12. Amendment. The provisions hereof and the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series One Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares, of Series One Preferred Stock, voting together as a single class.

Section 13. Fractional Shares. Series One Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100th) of a share and integral multiples thereof) that shall entitle the holder thereof) in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Series One Preferred Stock.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under the penalties of perjury this 29th day of August, 2018.

/s/ Christopher Hughes
Name:	Christopher Hughes
Title:	Chief Executive Officer